Exhibit 99.4

For Immediate Release
Company Contact:	Investor Relations Contact:
Mr. Colman Cheng, Chief Financial Officer	Mr. Crocker Coulson, President
China Nutrifruit Group Limited	Email: crocker.coulson@ccgir.com
Tel: + 852 9039 8111	Tel: +1-646-213-1915 (NY office)
Email: zsj@longheda.net	Email: crocker.coulson@ccgir.com
Website: www.longheda.net	Website: www.ccgirasia.com

China Nutrifruit Appoints Three Independent Directors, Enhances Corporate Governance

Daqing City, Heilongjiang Province, China June 15, 2009 - China Nutrifruit Group Limited, (OTC BB: CNGL), ("China Nutrifruit" or "the Company"), a leading producer of premium specialty fruit based products in the People's Republic of China ("PRC"), announced today that the Company appointed Mr. Tony Chun Wai Chan, Mr. William Haus, and Mr. Jingfu Li as independent board members at its board meeting held on June 11, 2009, effective immediately. With these additions, China Nutrifruit's board of directors is now comprised of five directors, three of whom are independent. The Company also adopted a code of ethics and established audit, compensation and corporate governance and nominating committees.

Mr. Tony Chun Wai Chan has extensive experience in general assurance and business advisory services in both Hong Kong and China. Moreover, Mr. Chan has over 10 years of experience working with public companies listed in Hong Kong and Singapore, mergers and acquisitions and corporate finance. Mr. Chan is a Certified Public Accountant in Hong Kong and Australia. Since 2004, Mr. Chan has served as a director in Yeung, Chan and Associates CPA Limited. He has a Bachelor's degree in accounting and information systems from the University of New South Wales and holds a Master's degree in business administration from the University of Manchester. Mr. Chan is the independent non-executive director of three public companies listed on the Hong Kong Stock Exchange: Hans Energy Company Limited; Honbridge Holdings Limited and Wai Chun Mining Industry Group Company Limited. He will serve as the chairman of China Nutrifruit's newly formed audit committee and governance and nominating committee.

Mr. William Haus, age 45, has extensive experience working with public companies in the areas of business and finance, including China-based companies. Since August 2008, Mr. Haus has been the CEO and director of CS China Acquisition Corporation, a special purpose acquisition corporation focused on effecting a business combination with a China-based private company. Over the past 8 years, Mr. Haus has worked in a variety of roles in analyzing and evaluating companies as potential investments. From September 2005 to May 2008, Mr. Haus was an analyst for The Pinnacle Fund and The Pinnacle China Fund, hedge funds focused on investment opportunities in the United States and China. Prior to that, he served in senior equity analyst positions in the area of healthcare information technology and pharmaceutical outsourcing at securities brokerage firms Stanford Group Company and Advest. Mr. Haus graduated from the State University of New York College at Fredonia with a B.S. in business administration and a B.A. in economics and received a Master of Business Administration from Boston University. He is a Chartered Financial Analyst (CFA) and member of the CFA Institute. Mr. Haus is also independent director of China Valves Technology, Inc. listed on Over-the-Counter Bulletin Board. Mr. Haus will serve as the chairman of China Nutrifruit's newly formed compensation committee.

Mr. Jingfu Li has over 40 years of teaching experience in the subject of horticulture. For the last 18 years Mr. Li has been working as a professor and doctoral advisor at the Northeast Agricultural University in China. He has also served key roles in horticulture related organizations, such as chairman of the Horticultural Society of Heilongjiang Province, editor of the Journal of Chinese Vegetables, member of Crop Varieties Validation Committee in Heilongjiang Province, executive director of the Horticultural Society of China, and chairman of the Tomato Branch of the Society of Horticulture in China. Mr. Li graduated from Northeast Agricultural University (formerly known as Northeast Agricultural College) with a B.S. degree in Horticulture. His contributions have been well recognized by the government and he has been awarded with governmental allowance by the State Council and first prize in Scientific Technology Advancement for "export-oriented vegetables, new varieties of hybrid technology and breeding" in Heilongjiang Province.

"We are excited to welcome Mr. Chan, Mr. Haus, and Mr. Li to serve on our Board and believe their oversight will be valuable to China Nutrifruit's shareholders. Our new directors bring valuable experience in the areas of accounting and finance, the capital markets and horticulture that will serve us well as we seek to expand our business and enhance our position in China's premium specialty fruit market," commented Mr. Jinglin Shi, CEO of China Nutrifruit. "Furthermore, by adopting a code of ethics and establishing key committees and a board comprised of a majority of independent directors, we now meet the corporate governance requirements to list our shares on a major US exchange."

About China Nutrifruit Group Limited

Through its subsidiary Daqing Longheda Food Company Limited, China Nutrifruit is engaged in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry and raspberry. The Company's processing facility possesses ISO9001 and HACCP series qualifications. The Company has established an extensive nationwide sales and distribution network covering 19 provinces and 43 cities, through 70 distributors in China.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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